Exhibit 99.1



         Conn's, Inc. Reports Earnings for Quarter Ending April 30, 2006


     BEAUMONT, Texas--(BUSINESS WIRE)--June 1, 2006--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, mattresses, furniture and lawn and garden products, today announced earnings results for the quarter ended April 30, 2006.
     Net income available for common stockholders for the first fiscal quarter increased 18.8% to $11.4 million compared to $9.6 million for the first quarter of last year. Diluted earnings per share available for common stockholders were $0.47 compared with $0.40 for the first quarter of last year after adjusting for adoption of FAS 123R. Total revenues for the quarter ended April 30, 2006 increased 21.5% to $192.1 million compared with $158.2 million for the quarter ended April 30, 2005. This increase in revenue included net sales increases of $32.8 million, or 23.6%, and increases from "Finance charges and other" of $1.2 million, or 6.1%. Same store sales (revenues earned in stores operated for the entirety of both periods) increased 16.1% for the first quarter of fiscal 2007.
     As previously disclosed, during the third quarter of fiscal 2006 two significant hurricanes impacted a portion of our market area. This has resulted in increased sales, but also negatively impacted our credit portfolios. Same store sales, excluding the storm-impacted markets of Southeast Texas and Louisiana, increased 11.6%. The markets excluding the Southeast Texas and Louisiana markets accounted for 78.7% of same store Product sales and Service maintenance agreement commissions during the quarter ended April 30, 2006.
     "We continue to enjoy strong sales growth with comp store increases in the mid-teens as well as the benefit of new store sales," said Thomas J. Frank, Conn's Chairman and Chief Executive Officer. "We expect to open five to six stores during this fiscal year, with one opened during the first quarter and another just opened in late May. Both of these stores were opened in our Houston market. Product margin remained constant while overall margin was down due in part to the previously reported effects of loan losses caused by the disruption in our credit collection activities during our Hurricane Rita evacuation."
     Overall margin decreased approximately 170 basis points with 70 basis points of the reduction due to slower growth in securitization income, which was impacted by higher loan losses, primarily as a result of the impact of Hurricane Rita on our credit operations, and increased program costs, 70 basis points coming from reduced penetration on the sales of service maintenance agreements and credit insurance and 30 basis points due to various other factors. Partially offsetting the margin shortfall was a decrease in SG&A expense as a percentage of revenue of approximately 90 basis points.
     During the first quarter, the Company opened a new store in Baytown, Texas. In May 2006, the Company opened another new store in the Houston market to bring the total store count to 58. By the end of January 2007, the Company expects to operate approximately 61 to 62 stores.

     EPS Guidance

     The Company reaffirmed its guidance for fiscal year 2007 (the year ending January 31, 2007) of earnings per diluted share of approximately $1.85 to $1.90. The earnings guidance does give effect for changes resulting from the required adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on February 1, 2006. The effect on earnings as a result of FAS 123R was described in a previous press release. Comparable store sales increases are projected in the mid to high single digit range for the year including consideration for the impact of the prior year storms.

     Conference Call Information

     Conn's, Inc. will host a conference call and audio webcast today, June 1, 2006, at 10:00 AM, CST, to discuss financial results for the quarter ended April 30, 2006. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing (800) 822-4794.

     About Conn's, Inc.

     The Company is a specialty retailer currently operating 58 retail locations in Texas and Louisiana: twenty stores in the Houston area, twelve in the Dallas/Fort Worth Metroplex, eight in San Antonio, five in Austin, four in Southeast Texas, one in Corpus Christi, two in South Texas and six stores in Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma, DLP and LCD televisions, camcorders, computers and computer peripherals, DVD players, portable audio and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.
     Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. Historically, it has financed, on average, approximately 57% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income. The Company transfers receivables, consisting of retail installment contracts and revolving accounts for credit extended to its customers, to a qualifying special purpose entity in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.

     This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 30, 2006 and the current report on Form 8-K filed in connection with this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


                                  Conn's, Inc.
                CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except earnings per share)

                                                   Three Months Ended
                                                        April 30,
                                                   -------------------
                                                     2005      2006
                                                   --------- ---------

Revenues

   Total net sales                                 $138,934  $171,705
   Finance charges and other                         19,229    20,410
                                                   --------- ---------

      Total revenues                                158,163   192,115

Cost and expenses
   Cost of goods sold, including warehousing and
    occupancy costs                                 100,917   125,729
   Cost of parts sold, including warehousing and
    occupancy costs                                   1,225     1,565
   Selling, general and administrative expense       39,745    46,411
   Provision for bad debts                            1,152     1,070
                                                   --------- ---------

      Total cost and expenses                       143,039   174,775
                                                   --------- ---------

Operating income                                     15,124    17,340
Interest (income) expense, net                          355      (184)
                                                   --------- ---------

Income before income taxes                           14,769    17,524

Total provision for income taxes                      5,188     6,146
                                                   --------- ---------

Net income                                           $9,581   $11,378
                                                   ========= =========

Earnings per share
   Basic                                              $0.41     $0.48
   Diluted                                            $0.40     $0.47
Average common shares outstanding
   Basic                                             23,307    23,596
   Diluted                                           23,856    24,448




                                  Conn's, Inc.
                     CONDENSED, CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                               January 31,  April 30,
                                                  2006        2006
                                               ----------- -----------

                    Assets
Current assets
   Cash and cash equivalents                      $45,176     $30,924
   Interests in securitized assets and accounts
    receivable, net                               146,991     148,938
   Inventories                                     73,987      80,527
   Deferred income taxes                            4,971       3,518
   Prepaid expenses and other assets                4,004       4,510
                                               ----------- -----------
      Total current assets                        275,129     268,417
Non-current deferred income tax asset               2,464       2,881
Total property and equipment, net                  54,826      58,828
Goodwill and other assets, net                      9,877       9,885
                                               ----------- -----------
       Total assets                              $342,296    $340,011
                                               =========== ===========
     Liabilities and Stockholders' Equity
Current Liabilities
   Notes payable                                       $-          $-
   Current portion of long-term debt                  136           -
   Accounts payable                                40,920      36,884
   Accrued compensation and related expenses       18,847      10,645
   Accrued expenses                                17,380      16,842
   Fair value of derivatives                            -           -
   Other current liabilities                       18,049      15,278
                                               ----------- -----------
      Total current liabilities                    95,332      79,649
Long-term debt                                          -           -
Non-current deferred income tax liability             903         960
Deferred gain on sale of property                     476         435
Total stockholders' equity                        245,585     258,967
                                               ----------- -----------
         Total liabilities and stockholders'
          equity                                 $342,296    $340,011
                                               =========== ===========



                                  Conn's, Inc.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Three Months Ended
                                                        April 30,
                                                    ------------------
                                                     2005      2006
                                                    --------  --------

Net cash provided by (used in) operating activities $11,656   $(8,384)

Cash flows from investing activities
  Purchase of property and equipment                 (3,273)   (7,023)
  Proceeds from sale of property                         11        48
                                                    --------  --------
Net cash used in investing activities                (3,262)   (6,975)
Cash flows from financing activities
  Net borrowings (payments) under bank credit
   facilities                                       (10,500)        -
  Proceeds from stock issued under employee benefit
   plans                                                755     1,132
  Excess tax benefits from stock-based compensation       -       133
  Increase in debt issuance costs                         -       (22)
  Payment of promissory notes                            (7)     (136)
                                                    --------  --------
Net cash provided by (used in) financing activities  (9,752)    1,107
                                                    --------  --------
Net change in cash                                   (1,358)  (14,252)
Cash and cash equivalents
  Beginning of the year                               7,027    45,176
                                                    --------  --------
  End of period                                      $5,669   $30,924
                                                    ========  ========



                     CALCULATION OF GROSS MARGIN PERCENTAGE
                             (dollars in thousands)

                                                   Three Months Ended
                                                        April 30,
                                                   -------------------
                                                     2005      2006
                                                   --------- ---------

A  Product sales                                   $127,275  $158,509
B  Service maintenance agreement commissions, net     6,884     7,967
C  Service revenues                                   4,775     5,229
                                                   --------- ---------
D  Total net sales                                  138,934   171,705
E  Finance charges and other                         19,229    20,410
                                                   --------- ---------
F    Total revenues                                 158,163   192,115
G  Cost of goods sold, including warehousing and
    occupancy cost                                 (100,917) (125,729)
H  Cost of parts sold, including warehousing and
    occupancy cost                                   (1,225)   (1,565)
                                                   --------- ---------
I    Gross margin dollars (F+G+H)                   $56,021   $64,821
                                                   ========= =========

   Gross margin percentage (I/F)                       35.4%     33.7%

J  Product margin dollars (A+G)                      26,358    32,780
K  Product margin percentage (J/A)                     20.7%     20.7%




                              PORTFOLIO STATISTICS
              For the periods ended January 31, 2004, 2005 and 2006
                           and April 30, 2005 and 2006
     (dollars in thousands, except average outstanding balance per account)

                              January 31,               April 30,
                     ----------------------------- -------------------
                       2004      2005      2006      2005      2006
                     --------- --------- --------- --------- ---------

Total accounts        299,717   350,251   415,338   358,291   415,094
Total outstanding
 balance             $349,470  $428,700  $519,721  $444,498  $521,532
Average outstanding
 balance per account   $1,166    $1,224    $1,251    $1,241    $1,256
60 day delinquency    $18,267   $23,143   $35,537   $18,491   $30,890
Percent delinquency       5.2%      5.4%      6.8%      4.2%      5.9%
Loan loss ratio           3.4%      2.9%      2.5%      2.9%      2.6%




    CONTACT: Conn's, Inc.
             Thomas J. Frank, 409-832-1696 Ext. 3218